Exhibit 99.1

Contact:	Paul Coghlan	5:00 EST
	Vice President, Finance, Chief Financial Officer	December 6, 2012
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY INCREASES ITS QUARTERLY DIVIDEND AND ACCELERATES PAYMENT OF THE CURRENT QUARTER'S DIVIDEND

Milpitas, California, December 6, 2012, Linear Technology Corporation (NASDAQ:LLTC). Today the Board of Directors of Linear Technology Corporation approved an increase in the Company's quarterly dividend from $0.25 per share to $0.26 per share. This marks the 21st consecutive year the Company has increased its dividend. At the current stock price the Company's dividend yield is approximately 3%.

In addition, the Board approved accelerating the payment of the current quarter's dividend into December from its historical February timeframe to benefit shareholders. Consequently, this quarter's dividend will be paid on December 28, 2012 to stockholders of record on December 17, 2012.

The next regularly scheduled opportunity for the Board to consider and approve the declaration of a dividend will be when Linear announces its earnings results for the third quarter of fiscal year 2013, which ends on March 31, 2013.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.